EXHIBIT 10.13
MobileMail Re-seller Agreement Cover Sheet

Parties to the agreement
Partner:	PennyCom Communications	MobileMail Limited
Address:	Stratfield Place 149 Victoria Road Aldershot Hampshire GU11 1JR	Suite 5.15, MLS Business Centre, 130 Shaftesbury Avenue, London, W1D 5EU UK

1. Products under the Agreement (hereinafter the “Product List”)
MAILSMS EASYSMS CORPORATESMS ADMINISTRATIVE INTERFACE

2. Price List – all prices in GBP
SMS range	Price charged by MM (pence per SMS)	Total Revenue	Total Cost	Total Profit	Profit to be retained by each party	Payment to MM
0 99	10	9.90	3.37	6.53	3.27	6.63
100 499	9	44.91	16.97	27.94	13.97	30.94
500 999	8	79.92	33.97	45.95	22.98	56.94
1,000 4,999	7	349.93	169.97	179.96	89.98	259.95
5,000 9,999	6.75	674.93	339.97	334.97	167.48	507.45
10,000 34,999	6.5	2,274.94	1,189.97	1,084.97	542.48	1,732.45
35,000 49,000	6.25	3,124.94	1,699.97	1,424.97	712.49	2,412.45
50,000 99,000	6	5,999.94	3,299.97	2,699.97	1,349.99	4,649.95
100,000 249,999	5.75	14,374.94	8,124.97	6,249.98	3,124.99	11,249.96
250,000 499,999	5.5	27,499.95	15,999.97	11,499.98	5,749.99	21,749.96
500,000 999,999	5.25	52,499.95	31,999.97	20,499.98	10,249.99	42,249.96

3. Contact Information
Reseller	MobileMail
Mark Lloyd (MarkL@pennycom.com)	Gary Flint (gary.flint@mailsms.co.uk)

4. Territory
United Kingdom Option to increase territory coverage upon agreement by both parties

5. Initial Order
License to distribute MobileMail software in UK utilising hosted solution

6. Sales Targets
n/a

7. Partner's Support Obligations
Installation support to affiliated re-sellers / direct users On-going application support to UK clients Revenue collection for affiliated clients

8. Marks (reference to the Clause 11 of the Standard Terms and Conditions)
n/a

9. Appendices

All payments to Mobilemail are to be made in GBP on the last business day of each month.

All calculations for profit sharing on corporate account fees are to be based on a share of total revenue. Each party will retain 50% of revenue.

All calculations for SMS mark-up payments are based on share of profit per SMS. 50% to be retained by each party – PennyCom will pay MobileMail the full SMS cost plus 50% of the SMS mark-up, as per the price list above in section 2.

Payment calculations will be based on total SMS credits purchased per monthly billing period.

All changes to SMS prices & Corporate Account license fees must be subject to approval by MobileMail Ltd. & PennyCom.

10. Other Terms and Agreements:

This Agreement (the “Agreement”) sets forth the terms and conditions on which the Re-seller listed above (the “Re-seller”, hereinafter MobileMail and Partner collectively the “Parties” and individually the “Party”) has agreed to act as an agent for MobileMail’s software products.

The Agreement consists of this cover sheet and MobileMail’s Standard Terms and Conditions for Reseller Agreements, which are attached hereto, as well as any appendices executed by the parties and attached hereto, all of which incorporated herein and an integral part hereof. This Agreement shall become binding and effective upon execution by both parties. The term of this Agreement shall commence on the latest date written below under the parties’ names (“Effective Date”). This Agreement may be executed in one or more facsimile or original counterparts.

	PennyCom Communications		MobileMail Limited

By:	/s/ Mark Lloyd	By:	/s/ Gary Flint
	Name: Mark Lloyd		Name: G. Flint
	Title: Director		Title: Director
	Date: 20-07-05		Date: 21/07/05

MobileMail Reseller Agreement
Standard Terms and Conditions

                      These Standard Terms and Conditions (together with the Cover Sheet, as well as any other schedules and exhibits incorporated by reference in the Cover Sheet, collectively, the “Agreement”) govern the terms of the co-operation of the Parties.

          1.           Definitions

“Cover Sheet” shall mean the Software Reseller Agreement Cover Sheet.

"End User" shall mean the entity, organisation or person that is the actual end user of the Products.

"Terms & Conditions" or “T&C’s” shall mean the agreement under which MobileMail grants to End User a license to use the software incorporated in the Product.

"Products" shall mean the products and product versions (including but not limited to software packages and software licenses embodied in license certificates) listed under Section 1 of the Cover Sheet, and any documentation relating to the Products, including any translations thereof.

“Product List” shall mean the list of products under this Agreement specified in the Cover Sheet or as subsequently amended in accordance with Clause 6 below.

"Price List" shall mean the MobileMail Reseller Price List applicable to the Territory specified in the Cover Sheet or as subsequently amended in accordance with Clause 6 below.

“Sales Target” shall mean the annual sales targets specified in Section 6 of the Cover Sheet or separately agreed by the Parties.

“Distributor” shall mean the entity or organizations which purchase the Products from MobileMail and will establish and manage a network of Resellers for the purposes of distribution of the Products.

"Term" shall mean the term of this Agreement as specified in Clause 16 below.

"Territory" shall mean the geographic area designated as such under Section 4 of the Cover Sheet.

"Marks" shall mean the trade name, product names, symbols and trademarks of MobileMail used in connection with the Products.

          2.           Appointment

Subject to the limitations and restrictions provided in this Clause and to the other terms and conditions of this Agreement, MobileMail appoints the Reseller and the Reseller accepts such appointment as MobileMail's non-exclusive reseller to resell the Products listed in the Product List to End Users in the Territory.

Nothing in this Agreement shall be construed in any manner as limiting MobileMail's marketing or distribution activities within or outside the Territory or MobileMail's appointment of other distributors, resellers, licensees or agents in or outside the Territory, or MobileMail's distribution of the Products to companies located outside the Territory for use within the Territory.

The Reseller shall distribute the Products only under the T&C’s supplied with the Products. The Reseller shall promptly, in its own expense, review the agreement and advise MobileMail as to what revisions, if any, should be made to the T&C’s in the Territory to ensure that the agreements comply with requirements of local law in the Territory, and that MobileMail has sufficient protection concerning proprietary rights, warranty disclaimers and limitations of liability under such local law.

Unless otherwise approved in writing by MobileMail, the Reseller shall market the Products within the Territory specified in Section 4 of the Cover Sheet only and therefore agrees not to seek End Users, or establish a branch or maintain a depot with respect to the Products, outside the Territory.

          3.           Duties and Obligations of the Reseller

Upon execution of this Agreement, the Reseller shall purchase from MobileMail, at a minimum, the Products specified in Section 5 of the Cover Sheet.

The Reseller shall make its best efforts to achieve the annual Sales Targets set out in the Section 6 of the Cover Sheet or separately agreed by the Parties. Any failure to meet such annual Sales Targets may be deemed a material breach of this Agreement.

The Reseller will make its best efforts to successfully market, resell and support the Products on a continuing basis in the Territory. The Reseller will provide its End Users with Product information and assistance.

The Reseller shall comply with good business practices relevant to this Agreement or the subject matter hereof.

The Reseller shall forthwith notify MobileMail if the Reseller becomes aware of any problems related to the performance, packaging, marketing, or promotion of the Products and will also forward to MobileMail any and all modifications, design changes or improvements of the Products suggested by any customer, employee or agent.

          4.           License for the MobileMail Software and Technology

Subject to the limitations and restrictions provided in this Clause and to the other terms and conditions of this Agreement, MobileMail hereby grants to the Reseller a non-transferable and non-exclusive license in the Territory, only in marketing and demonstration of Products and MobileMail’s technology, to use internally 1 copy of the MobileMail Software product under the Terms and Conditions. (T&C’s)

When using the software, the Reseller shall be bound by the T&C’s applicable to the MobileMail product.

Except for the license rights granted under this section, no other license right for MobileMail’s software products or technology is either implicitly or explicitly granted. MobileMail shall have a right to withdraw this license by delivery of a written notice thereof at any time.

          5.           Orders

Invoices will be raised against all signed purchase orders, which in turn will be accepted as confirmation of an order by the end-user / re-seller.

The terms and conditions of this Agreement shall supersede any different, conflicting or additional terms on purchase orders from the Reseller and the terms on such purchase order shall be of no force or effect even if signed by both parties.

          6.           Changes to the Price List and Product List

MobileMail will charge the Reseller for the Products according to its Price List in effect at the time of the order. The Reseller will pay for the Products according to the terms specified in Clause 7.

The Price List and the Product List will be amended at any time in MobileMail's sole discretion including but not limited to the addition or discontinuance of Products or revision of prices for Products.

MobileMail may increase the prices for all or any of the Products at any time upon giving the Reseller notice at least thirty (30) days prior to the effective date of such increase. If MobileMail increases its price for any Product, the increase will not apply to any order received by MobileMail prior to the effective date of such notice.

MobileMail shall inform the Reseller of discontinuation of a Product (including a discontinuation of a Product due to a new version or a superseding Product) at least thirty (30) days prior to the effective date of such change of the Product List.

          7.           Payments

If the Reseller satisfies MobileMail’s credit requirements the payment terms for invoices under this Agreement shall be 30 days net. All payments hereunder shall be in GBP, if not specifically stated otherwise. The interest on overdue payments shall be 15%. MobileMail reserves the right in its reasonable commercial judgment to place the Reseller on credit hold, in which event MobileMail will promptly inform the Reseller, and the payment terms shall be cash in advance of shipment.

All payments to MobileMail in line with the profit sharing agreement (see schedule 9) shall be paid directly to the MobileMail bank account on the last day of the month.

The Reseller will pay any and all license fees, taxes, including any applicable sales taxes and value-added taxes or charges levied or imposed on the Products ordered.

          8.           Maintenance and Support

The Reseller shall provide support services for the Products to End-Users that have purchased the Product from the Reseller (the "Reseller’s Support"). The minimum requirements for the Reseller’s Support are specified by MobileMail in Section 7 of the Cover Sheet.

MobileMail shall provide reasonable assistance and product support to the Reseller. It is expressly agreed that MobileMail shall not be under any obligation to provide support to the Resellers or End Users.

          9.           Bookkeeping and Reporting

The Reseller (i) shall maintain up-to-date and detailed accounts and records on the accrual of revenue and sales related to the Products, and (ii) within five business days following the end of each month, make itemized reports on the accrual of revenue and sales and on the Product Inventory of the Reseller at the end of each month.

The Reseller will permit MobileMail or a representative to examine and audit the Reseller's books and records during normal business hours for purposes of verification of the reported accrual of revenue, sales and inventory. If such an audit uncovers a deficiency in reporting, the Reseller shall immediately compensate such deficiency and bear the audit expenses and MobileMail shall be entitled to immediately terminate the Agreement upon written notice to the Reseller. Any and all statements or records or notes taken in relation to such examination shall be held in confidence as confidential information of the Reseller.

          10.         Marketing

MobileMail shall use its reasonable commercial endeavours to support the Reseller’s marketing efforts by taking part in the marketing campaigns, providing marketing and promotional material and providing training for the Reseller’s staff as agreed in more detail in this Clause.

The Parties may agree on joint marketing campaigns and efforts. Unless otherwise agreed, each Party shall bear its own expenses related to such campaigns or efforts.

MobileMail may provide to the Reseller without an extra charge, from time to time, up-to-date marketing and promotional material related to the Products.

In the course of providing or marketing the Products: (i) the Reseller shall not make any representations, warranties or guarantees concerning the Products that are inconsistent with the technical specifications provided by MobileMail; (ii) Neither party shall not knowingly engage in deceptive, misleading, illegal or unethical practices of any kind or otherwise engage in practices that may be detrimental to the other party or to the reputation and goodwill of the other Party.

Each Party agrees that the other Party may use the company name of the other Party in its public relations material and any other marketing material for the purpose of informing its business partners and/or the public of the existence and the nature of the business relationship pursuant to this Agreement between the Parties (hereinafter “Reference Use”). Reference Use shall correspond to the reasonable written instructions given by the other Party from time to time. A Party shall use the company name in a manner that shall not impair the goodwill and reputation thereof.

The Reseller will obtain MobileMail's approval prior to releasing or publishing any press release relating to the Products.

The Reseller shall not remove, cover or alter any Marks (as defined in Clause 11) or copyright notices which MobileMail may place on or affix to the Products or any marketing material.

          11.         Trademarks

The Reseller acknowledges that MobileMail is the owner of the Marks and all goodwill attaching thereto and has the exclusive right to use and license the use of the Marks throughout the world. The Reseller covenants that it shall not at any time during the term hereof or thereafter, assert the invalidity or contest MobileMail's ownership of the Marks, any application, therefore or registration thereof.

MobileMail hereby grants to the Reseller a non-exclusive, non-transferable, royalty-free license to use the Marks specified in the Cover Sheet in good faith and in accordance with good trade practises in the Territory solely in relation to the marketing of the Products. No other license is given nor intended for any of the Marks, and the Reseller shall not use the Marks for any other purpose.

The Reseller shall use the Marks strictly in accordance with the terms hereof and in a manner that shall protect and preserve all rights of MobileMail therein. The Reseller shall not take any action which might invalidate the Marks or impair any rights of MobileMail or create any rights adverse to those of MobileMail therein or attempt to register the Marks anywhere in the world.

The Reseller acknowledges that MobileMail has not made any representation or warranty that the Marks are registered or registrable. Failure to obtain or maintain registration of any of the Marks anywhere in the world shall not be a breach of the terms hereof by MobileMail.

Throughout the term of this Agreement and thereafter the Reseller shall not adopt or use anywhere in the world any trademark, service mark, trade name, logo or commercial symbol which includes a component of any of the Marks or is confusingly similar to any of the Marks.

All advertising and promotional materials bearing any of the Marks shall include a notice to the effect that the Marks belong exclusively to MobileMail as well as such other statements as MobileMail shall reasonably require from time to time, in its sole discretion. The Reseller shall promptly make available to MobileMail at its request one copy of any advertising material created or disseminated by the Reseller which mentions or uses any of the Marks and shall, when reasonably possible, revise the same at the request of MobileMail.

The Reseller acknowledges and agrees that all goodwill associated with the Marks shall endure directly and exclusively to the benefit of and belong to MobileMail.

          12.         Limitation of Liability

EXCEPT AS OTHERWISE PROVIDED HEREIN AND EXCEPT FOR (I) LIABILITY IN NEGLIGENCE CAUSING PERSONAL INJURY OR DEATH; (II) LIABILITY UNDER THE CONSUMER PROTECTION STATUTES; (III) LIABILITY FOR FRAUDULENT STATEMENTS; (IV) ANY OTHER LIABILITY WHICH CANNOT BY LAW BE EXCLUDED OR LIMITED (AS APPROPRIATE); AND (V) LIABILITY ARISING OUT OF A PARTY’S INDEMNIFICATION OBLIGATIONS, INTENTIONAL MISCONDUCT, GROSS NEGLIGENCE, OR BREACH OF CONFIDENTIALITY AND TO THE FULL EXTENT PERMISSIBLE BY LAW, EACH PARTY’S LIABILITY FOR ALL CLAIMS ARISING OUT OF THIS AGREEMENT, WHETHER IN CONTRACT, TORT OR OTHERWISE, SHALL BE LIMITED TO THE SUM OF TEN THOUSAND EUROS (€10,000) PER EVENT OR SERIES OF EVENTS ARISING FROM A COMMON CAUSE.

TO THE FULL EXTENT PERMISSIBLE BY LAW, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER OR ANY THIRD PARTY FOR (I) LOSS OF DATA; (II) LOSS OF PROFITS; (III) BUSINESS INTERRUPTION; (IV) LOSS OF SALE; (V) LOSS OF TURNOVER; (VI) LOSS OF OR DAMAGE TO BUSINESS; (VII) WASTED MANAGEMENT OR OTHER STAFF TIME; (VIII) LOSS OF CUSTOMER; (IX) LOSSES OR LIABILITIES UNDER OR IN RELATION TO ANY OTHER

CONTRACT; OR (X) SPECIAL, INCIDENTAL, CONSEQUENTIAL OR INDIRECT LOSS OR DAMAGE. FOR THE PURPOSES OF THIS SECTION, THE TERM “LOSS” SHALL INCLUDE A PARTIAL LOSS OR REDUCTION IN VALUE AS WELL AS A COMPLETE OR TOTAL LOSS.

Except for losses or damages arising out of intentional misconduct or gross negligence, the above exclusions shall apply howsoever they may arise from or in relation to this agreement and/or the software, howsoever caused and whether arising in contract, tort (including but not limited to negligence) or otherwise. The above exclusions will also apply even if such party in question has been advised or is aware of the possibility of such damages arising and/or such damages are reasonably foreseeable.

          13.         Proprietary Rights

MobileMail does not grant to the Reseller any rights to any intellectual property, including without limitation copyright, patent, trademark, trade secret or any other proprietary right, relating to the Products or to any other materials furnished unless this Agreement specifically provides for such a right.

The Reseller will have no right to receive any source code or source documentation with respect to any Product. The Reseller shall not use the Products except for demonstration purposes to promote the Products under this Agreement.

The Reseller agrees not to (i) modify, alter, or create any derivative work of the Products, including but not limited to inclusion of any other software; (ii) make any copies of the Products or any portion thereof; (iii) reverse engineer, disassemble, decompile or otherwise attempt to derive source code from the Products save as permitted by the law; and (iv) modify the packaging or documentation, including but not limited to removing or altering the serialisation cards, or modify or add to any collateral material for the Products without MobileMail’s express written approval.

The Reseller will promptly notify MobileMail in writing upon its discovery of any unauthorised use or infringement of the Products or MobileMail's intellectual property rights with respect thereto. MobileMail will have the sole and exclusive right to bring an infringement action or proceeding against a third party, and, in the event that MobileMail brings such an action or proceeding, the Reseller will co-operate and provide full information and assistance to MobileMail and its counsel in connection with any such action or proceeding. Failure by the Reseller to promptly notify MobileMail and so cooperate shall be considered a breach of a material term of this Agreement.

          14.         Websites and Domain Names

MobileMail hereby grants to the Reseller a non-exclusive, non-transferable, royalty-free license to use the name Mobilemail for the purpose of registration of a Domain Name and operation of a Website in the Territory solely in relation to the marketing of the Products. No other license is given nor intended, and the Reseller shall not use the Website or Domain Name for any other purpose.

The Reseller acknowledges that MobileMail is the owner of the Website and Domain Name all upgrades, enchancements, modifications, new versions, derivations and all goodwill attaching thereto and has the exclusive right to use and license the use of the Website and Domain Name throughout the world. The Reseller covenants that it shall not at any time during the term hereof or thereafter, assert the invalidity or contest MobileMail's ownership of the Website and/or Domain Name, any application, therefore or registration thereof.

The Reseller shall use the Website and/or Domain Name strictly in accordance with the terms hereof and in a manner that shall protect and preserve all rights of MobileMail therein. The Reseller shall not take any action which might invalidate the Website and/or Domain Name or impair any rights of MobileMail or create any rights adverse to those of MobileMail therein or attempt to register the Domain Name anywhere else in the world.

The Reseller acknowledges and agrees that all goodwill associated with the Website or Domain Name shall endure directly and exclusively to the benefit of and belong to MobileMail.

The Reseller shall transfer, assign or otherwise deal with the Website and/or Domain Name solely at the direction of Mobilemail and in its absolute discretion and the Reseller shall give such assistance to Mobilemail as is required to perfect and register any such transfer, assignment or dealing.

          15.         Indemnification

Indemnification by MobileMail. If a third party presents a claim against the Reseller pertaining to the infringement of copyright caused by the use or distribution of the Products in accordance with this Agreement (a "Claim"), MobileMail shall be responsible at its own cost to pursue all the necessary legal and other actions to defend the Reseller, and to pay, indemnify and hold harmless the Reseller from reasonable attorney's fees and out-of-pocket costs incurred in defending such Claim as well as from resulting final judgments and costs awarded against the Reseller, provided that (i) MobileMail is given prompt notice of such a Claim in writing; (ii) the Reseller gives MobileMail sole control of any and all investigation, negotiation, settlement and legal procedures arising from such a Claim; and (iii) the Reseller provides MobileMail, at MobileMail' expense, with all assistance, information and authority reasonably required for the defence and settlement of the Claim.

MobileMail shall have no obligation pursuant to this section if (i) the infringement is caused by the use of non-MobileMail products or data, or (ii) the MobileMail Software has been modified without MobileMail's consent provided that the infringement would not have occurred but for such modification, or (iii) the infringement is caused by use of the MobileMail Software for other purposes than set forth in this Agreement. This exclusion applies to the extent that the infringement would not have taken place but for such modification or use of the MobileMail Software.

If the Reseller’s use of the MobileMail Software as set forth in this Agreement is enjoined, or if in MobileMail's judgement is likely to be enjoined, MobileMail agrees to make its best commercial efforts to, at its expense and option (i) modify or replace the MobileMail Software to be non-infringing, (ii) to obtain for the Reseller the right to continue using and the distribution of the Products.

If the claim is based on a factor MobileMail is not liable for pursuant to this Clause 15, subject to provisions equivalent to MobileMail's indemnity to the Reseller hereunder, the Reseller shall indemnify MobileMail for any expenses and costs arising in connection with such factor.

THE FOREGOING SETS FORTH MOBILEMAIL'S SOLE OBLIGATION, AND THE RESELLER’S SOLE REMEDY, IN THE EVENT OF ANY INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS BY THE PRODUCTS.

Indemnification by the Reseller. The Reseller agrees to indemnify and hold MobileMail harmless from and against any and all claims, liabilities (including but not limited to product liability), costs and damages (including reasonable legal fees) which may be imposed upon, incurred by or assessed against MobileMail, arising out of or resulting from, directly or indirectly, (i) the use of the Products, by the Reseller or End Users or (ii) from the Reseller's activities, or those of its employees, agents or representatives, including, without limitation, providing unauthorised representations or warranties to its End Users (or failing to effectively disclaim all warranties or limit liability on behalf of MobileMail).

          16.         Compliance With Laws

The Reseller represents and warrants that neither this Agreement (or any term hereof) nor the performance or exercise of rights under this Agreement is restricted by, contrary to, in conflict with, ineffective under, requires registration or approval or tax withholding under, or affects MobileMail's proprietary rights (or the duration thereof) under, or will require any compulsory licensing under, any law or regulation of any organisation, country, group of countries or political or governmental entity located within or including all or a portion of the Territory.

It shall be the complete and sole responsibility of the Reseller to comply with all applicable laws and regulations governing this Agreement and relationship, including, without limitation, all filings required to be submitted to the trade, finance, banking or other governmental entities with jurisdiction over this Agreement (or any similar or successor entity). In complying with such laws and regulations, the Reseller shall take all steps necessary to protect the confidentiality of the terms and conditions of this Agreement. The Reseller further represents and warrants that it has made all notifications and filings required to be made by the Reseller prior to the execution of this Agreement.

          17.         Term and Termination

This Agreement commences on the Effective Date and shall remain in force for an initial term specified in the Cover Sheet. Unless otherwise agreed, the initial term shall be twelve months. Unless terminated with a notice period of 30 days before the end of the initial term, the agreement shall remain in force for consecutive terms of twelve months until terminated with a notice period of 30 days to terminate at the end of such term.

This Agreement may be terminated by either Party after thirty (30) days' prior written notice for the breach of a material term, unless such breach is remedied within such 30 days' notice period. Notwithstanding the foregoing, MobileMail may terminate this Agreement upon written notice if (i) the Reseller suffers or permits the appointment of a receiver, administrator or liquidator for its business or assets or becomes insolvent, or makes a general assignment for the benefit of creditors or has a petition granted against it for its winding up (or analogous event occurs in the jurisdiction in which it is incorporated) or (ii) the Reseller ceases to carry on its business or otherwise terminates its business operations or if its controlling ownership has changed by merger, acquisition or sale of all or substantially all of its assets, business or stock. MobileMail may also terminate this Agreement on 30 days prior notice if there is a material change in the Reseller's executive management or financial status.

Termination is not the sole remedy under this Agreement and whether or not termination is effected, all other remedies will remain available.

          18.         Rights Upon Termination

Upon any termination or expiration of this Agreement for any reason, all licenses granted to either party under this Agreement shall cease immediately. The termination or expiration of this Agreement for any reason whatsoever shall be without prejudice to any right or obligation of any party hereto in respect of this Agreement, which has arisen prior to such termination or expiration.

For the sake of clarity, any termination of this Agreement shall not affect licenses of End Users under the T&C’s granted prior to the termination.

Upon termination later than twelve (12) months from the Effective Date or at any time upon termination due to a breach by the Reseller, MobileMail may, but is not under obligation, to offer refund for the Products (amount of such refund being under sole discretion of MobileMail) to the Reseller.

Notwithstanding the termination of the Agreement, provided that the Agreement was not terminated due to a breach by the Reseller, the Reseller shall have a right for three (3) months after the termination to sell the outstanding inventory of the Products not refunded by MobileMail.

Upon termination of this Agreement, the Reseller will not be entitled to and waives any rights to any compensation, damages, loss of profits or prospective profits, payments in respect to goodwill that has been established, or reimbursement for any expenses relating to training. In addition, MobileMail shall not incur any liability whatsoever for any loss or expenses of any kind suffered or incurred by the Reseller arising from or incidental to any termination of this Agreement by MobileMail which complies with the terms of the Agreement whether or not MobileMail is aware of any such loss or expenses. In particular but without limitation, MobileMail shall not be liable to the Reseller for any statutory or other compensation or damages arising as a result of the termination of this Agreement under any legal jurisdiction, including without limitation under the European Union Commercial Agents.

Clauses 12, 13, 15, 16, 18, 19 and 20 will survive any termination or expiration of this Agreement.

          19.         Confidentiality

The Reseller will treat as confidential this Agreement, and all information (commercial, technical or otherwise) relating in any manner to the business or affairs of MobileMail as may be communicated to it in connection with this Agreement (both prior and subsequent to its execution), including, but not limited to, pricing, business forecasts, marketing and commercialisation plans and all know-how, techniques, ideas, principles and concepts underlying the Products or that which is apparent by use, testing or examination (the “Confidential Information”). Except as authorised in writing by the

MobileMail, the Reseller will not disclose any Confidential Information to any person, including the media, nor use the Confidential Information other than for the purposes of this Agreement.

The Reseller shall take every reasonable precaution to protect and maintain the confidentiality of the Confidential Information, which precautions shall be at least equivalent in scope and effect to the measures taken by the Reseller to protect its own most confidential proprietary information (but in no event will less than due care be used).

The Reseller agrees to limit disclosure of Confidential Information to those of its employees who require access in the performance of their duties and who have executed a written non-disclosure agreement, the provisions of which are sufficient to protect the confidentiality of the Confidential Information being disclosed.

The provisions of this Clause shall not apply to any information which: (i) is in the public domain, or which becomes generally known to the public, other than by default of the Reseller; (ii) was in the lawful possession of the Reseller prior to the disclosure, and was not obtained either directly or indirectly from the Reseller; (iii) is, or had already been, verifiably independently generated by the Reseller, without reference to MobileMail’s confidential information; or (iv) is required to be disclosed by law or the valid order of a court of competent jurisdiction or the request of any governmental or other regulatory authority or agency (provided that the Reseller shall so notify MobileMail as promptly as practicable and if possible prior to making any disclosure and shall use its reasonable endeavours to seek confidential treatment of such information).

In the event of any breach or threatened breach by the Reseller of this Clause, MobileMail shall be entitled to apply for injunctive relief in any court of competent jurisdiction, without prejudice to the other available remedies.

          20.         Final Provisions

Notices. All notices shall be given in writing and shall be effective when either (i) served by personal delivery (ii) upon receipt of mail sent as certified mail, return receipt requested; or (iii) upon receipt of facsimile transmission if verified by a written or electronic record of the transmission, provided that any such communication is addressed to the parties at their respective addresses and/or facsimile numbers set forth in the Cover Sheet, or to such other address or numbers as either party may later specify by written notice or provide as part of the performance of this Agreement.

Force majeure. Neither party shall be liable for damages for any delay or failure of performance under this Agreement arising out of causes beyond their reasonable control and without their fault or negligence, including, but not limited to, Acts of God, acts of civil or military authority, fires, riots, wars, lock-outs, strikes and other industrial disputes (whether or not relating to a party's workforce) or embargoes, provided that the non-performing party gives prompt notice of such force majeure conditions to the other party and makes all reasonable efforts to perform.

No joint venture. Nothing in this agreement shall be construed as creating a partnership, agency, joint venture or any legal entity among the Parties. The Reseller shall have no authority to enter into agreements of any kind on behalf of MobileMail and shall not have the power or authority to bind or obligate MobileMail in any manner to any third party.

No assignment. Unless expressly otherwise provided to the contrary hereunder, neither Party shall have the right to assign this Agreement, in whole or in part, nor any interest, right or license granted hereunder, without the written consent of the other Party.

Severability. Should any part, term or provision of this Agreement be declared invalid, void or unenforceable, all remaining parts, terms and provisions hereof shall remain in full force and effect and shall in no way be invalidated, impaired or affected thereby.

No Waiver. The failure of either Party to enforce at any time any of the provisions hereof shall not be a waiver of such provision, or any other provision, or of the right of such Party thereafter to enforce any provision hereof.

Changes. Changes to this Agreement may only be made in writing with the signatures of a duly authorised representative of each party. Addenda and amendments made after this Agreement has been signed alter its contents only to the extent expressly agreed upon between parties. All other conditions shall always remain unchanged.

Governing law. This Agreement shall be governed by the laws of England.

Entire Agreement. This Agreement constitutes the entire Agreement between the Reseller and MobileMail concerning the subject matter hereof, supersedes all prior communications or Agreement, written or oral, and is intended as a complete and exclusive statement of the terms and conditions concerning this subject matter.

Dispute Resolution. Except for actions to protect proprietary rights of the MobileMail Software, actions brought by MobileMail for payment of an undisputed monetary claim hereunder, any dispute, controversy or claim arising from or relating to this Agreement or any breach, termination or invalidity thereof shall be settled in accordance with the Rules of Arbitration of the Chartered Institute of Arbitrators. The arbitration tribunal shall consist of one (1) arbitrator who shall be appointed by the Chartered Institute of Arbitrators. The award of the arbitration shall be final and binding on both Parties. English language shall be used in the proceedings.

Appendices. The appendices referred to in the Cover Sheet and in this Agreement are incorporated in this Agreement by reference. In case of a controversy between the texts of the provisions of the Cover Sheet, General Terms and Conditions of MobileMail and appendices, the text of the Cover Sheet and the General Terms and Conditions shall prevail.